Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lisa Hartman - SVP, Head of Investor Relations
Redwood Trust, Inc.		Phone: 415-384-3555
Tuesday, January 22, 2019		Email: lisa.hartman@redwoodtrust.com

REDWOOD TRUST EXERCISES OPTION TO ACQUIRE REMAINING INTEREST IN 5 ARCHES

ACCELERATES ACCESS TO GROWING PIPELINE OF BUSINESS-PURPOSE REAL ESTATE LOANS

MILL VALLEY, CA – Tuesday, January 22, 2019 – Redwood Trust, Inc. (NYSE: RWT), a leading innovator in housing credit investing, today announced that it has exercised the company’s option to acquire the remaining 80% interest in 5 Arches, LLC (“5 Arches”), an originator and asset manager of business-purpose real estate loans.

In May 2018, Redwood acquired a 20% minority interest in 5 Arches for $10 million in cash, with a one-year option to purchase all remaining equity in the company. The incremental consideration for the transaction is $40 million, payable in a mix of cash and Redwood stock. A portion of the remaining consideration is contingent upon 5 Arches achieving certain origination volumes over the next two years.

Founded in 2012 and based in Irvine, California, 5 Arches has originated over $1.8 billion of loans since inception, with a focus on single-family rental and bridge loans for single-family and small-balance multifamily properties. The firm has thoughtfully grown its production from approximately $150 million in 2015 to approximately $850 million in 2018.

News Highlights

•	Accelerates access to a growing pipeline of business-purpose real estate loans
•	Leverages core competencies in housing credit, product development, and structuring
•	Expands opportunities for profitable growth in new markets
•	Expected to be accretive to earnings and book value per share

“We are pleased to be moving forward with our full acquisition of the 5 Arches platform. Completion of this transaction further accelerates our access into the business-purpose real estate lending space, an area of housing that we believe offers accretive and scalable returns to our shareholders," said Christopher J. Abate, Redwood's Chief Executive Officer.

Commenting on behalf of 5 Arches, CEO and Co-Founder Shawn Miller remarked, “It is with great pleasure and excitement that we complete the transaction with Redwood.” Miller continued, “Combining our abilities to source and manage real estate credit with Redwood’s expertise creates a powerful platform to flourish in the ever-changing housing market.”

Abate added, “We have worked closely with the 5 Arches team for almost a year and believe they represent the right cultural and business fit, and complement our company’s core strengths in structuring and investing in housing credit.”

The acquisition is expected to close in the first quarter of 2019, subject to customary closing conditions.

Additional Resources

•	Investor Presentation: Announcement of Option Exercise to Acquire Remaining 80% of 5 Arches, January 2019
•	Related Press Release: Redwood Trust Announces Minority Investment in 5 Arches, April 2018
•	Investor Presentation: Overview of 5 Arches Transaction, April 2018

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in residential mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to Redwood’s intention to acquire 5 Arches, the expected timing for the transaction to close, and Redwood’s expectation that the acquisition will be accretive to earnings and book value per share. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2017 under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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